UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant
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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
vTv Therapeutics Inc.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

3980 Premier Drive, Suite 310
High Point, North Carolina 27265
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 6, 2023
To the Stockholders of vTv Therapeutics Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of vTv Therapeutics Inc. will be held on June 6, 2023, at 9:00 a.m. Eastern time as a virtual-only meeting that will be held via live audio webcast with no physical in-person meeting. The meeting is called for the following purposes:
1.To elect the nine director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified;
2.To vote, on a nonbinding advisory basis, on the compensation of our named executive officers;
3.To vote, on a nonbinding advisory basis, on the frequency of future nonbinding advisory votes on named executive officer compensation;
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
These matters are more fully described in the Proxy Statement accompanying this Notice.
To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/vtvt. In order to attend, you must register in advance at www.proxydocs.com/vtvt. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions in advance of the meeting. Because the Annual Meeting is being held virtually only, you will not be able to attend the Annual Meeting in person.
If you were a stockholder of record of vTv Therapeutics Inc. Class A common stock or Class B common stock as of the close of business on April 10, 2023, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in High Point, North Carolina during ordinary business hours or on a reasonably accessible electronic network as provided by applicable law in the 10-day period preceding the meeting and during the meeting for any purposes related to the meeting.

You are cordially invited to attend the meeting conducted via live webcast, by registering at www.proxydocs.com/vtvt. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.
By Order of the Board of Directors of vTv Therapeutics Inc.,

Paul Sekhri
President and Chief Executive Officer
High Point, North Carolina
April 26, 2023

VTV THERAPEUTICS INC.
Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held June 6, 2023

VTV THERAPEUTICS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 6, 2023
Information Concerning Solicitation and Voting
This Proxy Statement is furnished to the holders of our Class A common stock and Class B common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 6, 2023, at 9:00 a.m. Eastern time as a virtual-only meeting that will be held via live audio webcast, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 10, 2023, are entitled to notice of and to vote at our Annual Meeting of Stockholders (the “Annual Meeting”).
We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of this Proxy Statement and our 2022 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2022 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.
Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.
We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our Class A common stock and Class B common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING

Q:    Why am I receiving these proxy materials?
A:    We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.
Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on your Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting of Stockholders. Shares of our Class A common stock, and shares of our Class B common stock cannot be voted at the Annual Meeting unless the holder is present or represented by proxy.
Q:    Who may vote at the Annual Meeting?
A:    The Board of Directors set April 10, 2023, as the record date for the Annual Meeting. If you owned shares of our Class A common stock or Class B common stock at the close of business on April 10, 2023, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock held by such stockholder. As of April 10, 2023, there were 81,483,600 shares of our Class A common stock and 23,093,860 shares of our Class B common stock outstanding and entitled to vote at the Annual Meeting.
Q:    Is MacAndrews entitled to nominate any directors for election to the Board of Directors?
A:    Under the Investor Rights Agreement, dated as of July 29, 2015 (the “Investor Rights Agreement”), M&F TPP Holdings Two LLC, as successor in interest to vTv Therapeutics Holdings LLC (“M&F”) and an affiliate of MacAndrews & Forbes Incorporated (together with its affiliates other than vTv Therapeutics Inc., “MacAndrews”), based on its beneficial ownership of approximately 57.0% of our outstanding common stock, has the right to designate as nominees (the “MacAndrews Nominees”) five of the nine director nominees for election to the Board of Directors but is choosing only to nominate four director nominees for election at the Annual Meeting. Drs. Harjivan and Weiner and Messrs. Kozlov and Nelson, who are presently serving as directors and are named in this Proxy Statement for re-election to the Board of Directors at the Annual Meeting, are MacAndrews Nominees.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote during the virtual Annual Meeting if you have registered.
If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the proxy materials.
Q:    What is the quorum requirement for the Annual Meeting?
A:    A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:
•Are present and entitled to vote at the Annual Meeting; or
•Properly submitted a Proxy Card or Voter Instruction Card.

If you are present, or present by proxy at the Annual Meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each of the proposals listed in this Proxy Statement identifies the votes needed to approve the proposed action.
Q:    What proposals will be voted on at the Annual Meeting?
A:    The four proposals to be voted on at the Annual Meeting are as follows:
1.To elect the nine director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified;
2.To vote, on a nonbinding advisory basis, on the compensation paid to our named executive officers;
3.To vote, on a nonbinding advisory basis, on the frequency of future nonbinding advisory votes on named executive officer compensation; and
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
     We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.
Q:    What is the vote required for each proposal and what are my voting choices?
A:    With respect to Proposal 1, the election of directors, you may vote FOR or WITHHOLD. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the nine director nominees that receive the greatest number of votes cast “FOR” will be elected. If you WITHHOLD from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote .
     With respect to Proposal 2, you may vote, on a nonbinding advisory basis, FOR or AGAINST our named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the proposal. Because the proposal is a nonbinding advisory vote, the proposal will be considered approved if it receives more votes cast FOR than AGAINST. If you ABSTAIN from voting on this proposal, it will have no effect on the outcome.

With respect to Proposal 3, you may vote, on a nonbinding advisory basis, that future nonbinding advisory votes on named executive officer compensation occur every ONE, TWO or THREE YEARS, or you may elect to ABSTAIN. If you ABSTAIN from voting on this proposal, it will have no effect on the outcome.

With respect to Proposal 4, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal. The proposal requires the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote on the proposal. If you ABSTAIN from voting, it will have the same effect as a vote AGAINST the proposal.
Q:        How does our Board of Directors recommend that I vote?
A:        Our Board of Directors recommends that you vote:
1.FOR the election of the nine director nominees named in this proxy statement.
2.FOR the compensation of our named executive officers.
3.For future nonbinding advisory votes on our named executive officers compensation to occur ever THREE YEARS.
4.FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Q:    What is the effect of a broker non-vote?
A:    Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote only on proposals that are considered to be "routine" when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. We believe Proposals 1, 2 and 3 will be considered non-routine, meaning brokers will not have discretionary authority to vote on these matters, while Proposal 7 will be considered routine matters and brokers will have discretionary voting authority with respect to such proposals. Because brokers will have discretionary voting authority for certain of the Proposals to be voted upon at the Annual Meeting, any shares represented by broker non-votes will be counted as present for purposes of determining whether a quorum exists. Broker non-votes will not affect thee voting on Proposals 1, 2 or 3 because they are not entitled to vote on such matters. We do not expect to receive broker non-votes on Proposal 7, but to the extent broker non-votes are recorded they will have no effect on Proposal 7.

Q:    Why did I receive a Notice of Internet Availability of Proxy Materials on the internet instead of a full set of Proxy Materials?

A:    Pursuant to rules adopted by the SEC we have elected to provide access to our Proxy Materials over the Internet. Accordingly, on or about April 26, 2023, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice of Internet Availability, because the board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. The Notice of 2023 Annual Meeting of Stockholders, or the Notice of Annual Meeting, this Proxy Statement and proxy card or, for shares held in street name (held for your account by a broker, bank or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2022, or the Annual Report on Form 10-K, or collectively the Proxy Materials, are available to stockholders on our website at www.envisionreports.com/ETTX. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the Proxy Materials or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. Please note that website addresses referenced herein are intended to provide inactive, textual references only, and the information on these websites is not incorporated by reference in or considered to be a part of this document.

Q:    Can I access these proxy materials on the Internet?
A:    Yes. The Notice of Annual Meeting of Stockholders, Proxy Statement, and 2022 Annual Report to Stockholders (including the Annual Report on Form 10-K, for the year ended December 31, 2022) are available for viewing and downloading at https://www.proxydocs.com/vtvt. They are also available under the Media and Investors—Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on https://www.proxydocs.com/vtvt at least until the conclusion of the Annual Meeting.
Q:    How may I register to attend the Annual Meeting?
A:    In order to attend the Annual Meeting, vTv stockholders of record as of April 10, 2023, must register in advance by accessing www.proxydocs.com/vtvt. During the registration process, you may submit a question regarding the business of the meeting. Questions submitted in advance will be answered depending on the availability of time and members of management present at the Annual Meeting. After completing your registration, further instructions, including a link to access the Annual Meeting, will be emailed to you.
Q:    How do I attend the Annual Meeting?
A:    In order to attend the Annual Meeting, vTv stockholders of record as of April 10, 2023, must register in advance by accessing www.proxydocs.com/vtvt as discussed in the question “How may I register to attend the Annual Meeting” above. Online access to the Annual Meeting will begin 15 minutes prior to the meeting start time of 9:00 a.m. Eastern time on June 6, 2023. To be admitted to the Annual Meeting's live webcast, you must have previously registered at www.proxydocs.com/vtvt.
Q:    How may I vote my shares at the Annual Meeting?
A:    If your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, on the record date, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote during the live webcast of Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, nominee or trustee if you wish to obtain such a “legal proxy”.
To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/vtvt. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions during the meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Stockholders will be able to attend the Annual Meeting platform beginning at 8:45 a.m. (Eastern time) on June 6, 2023, pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/vtvt.
Q:    How can I vote my shares without attending the Annual Meeting?
A:    If your shares are held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:
•Via the Internet by accessing the proxy materials on the secured website https://www.proxypush.com/vtvt and following the voting instructions on that website; or
•Via telephone by calling toll free 866-240-5352 and following the recorded instructions; or
•Via mail by completing, dating, signing and returning the Proxy Card in the postage-paid envelope provided to you.
Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.
The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed before the commencement of the Annual Meeting at 9:00 a.m. Eastern time on June 6, 2023. Of course, as described in the immediately preceding question and answer, you can always attend the live webcast of the Annual Meeting and vote your shares at that time. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as permitted by law.
Q:    How can I change my vote after submitting it?
A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:
•Filing a written notice of revocation bearing a later date than the proxy with our Secretary at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting; or
•Duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting; or
•Attending the Annual Meeting and voting during the live webcast (although attendance during the live webcast of the Annual Meeting will not in and of itself constitute a revocation of a proxy); or
•If you voted by telephone or via the Internet, voting again by the same means prior to the commencement of the Annual Meeting at 9:00 a.m. Easter time on June 6, 2023 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy from them.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Q:    For how long can I access the proxy materials on the Internet?
A:    The Notice of Annual Meeting of Stockholders, Proxy Statement, 2022, Annual Report on Form 10-K, , for the fiscal year ended December 31, 2022, will remain posted on this website until the conclusion of the Annual Meeting, and also are and will remain available, free of charge, in PDF and HTML format under the Media and Investors—Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com.
Q:    What are the implications of being a “smaller reporting company”?
A:    We are a “smaller reporting company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. We provide in this proxy statement the scaled disclosure permitted, including certain executive compensation disclosures required by a smaller reporting company as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will continue to qualify as a smaller reporting company as long as 1) our public float is less than $250 million, or 2) we have less than $100 million in annual revenues and public float of less than $700 million.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
At the Annual Meeting, stockholders will vote to elect the nine nominees named in this Proxy Statement as directors, each of whom will serve until his successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the nine nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy and subject to any required consents under the Investor Rights Agreement described below. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.
In connection with our 2015 initial public offering (our “IPO”), we entered into the Investor Rights Agreement, which provides that MacAndrews subject to applicable corporate governance rules of the SEC and the Nasdaq Stock Market listing rules (which may require MacAndrews to designate independent directors), has the right to designate as nominees: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if MacAndrews beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors (and if the number of directors is even, 50% of the number of directors) if MacAndrews beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if MacAndrews beneficially owns more than 10% but 25% or less of our outstanding common stock. MacAndrews loses the right to designate directors once it owns 10% or less of our outstanding common stock. Drs. Harjivan and Harris and Messrs. Kozlov and Nelson, who are presently serving as directors and are named in this Proxy Statement for re-election to the Board of Directors at the Annual Meeting, are the MacAndrews Nominees.
The name of and certain information regarding each director nominee as of April 26, 2023, is set forth below. This information is based on data furnished to us by the nominees. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 3980 Premier Drive, Suite 310, High Point, North Carolina 27265.

Director Nominees

Name	Age	Position(s) with vTv Therapeutics Inc.	Director Since
John A. Fry	60	Director	March 2016
Chandresh Harjivan	54	Director	June 2022
Keith Harris	69	Director	July 2022
Jonathan Isaacsohn	69	Director	August 2022
Fahed Al Marzooqi	44	Director	July 2022
Hersh Kozlov	73	Director	September 2019
Richard S. Nelson	52	Director	November 2020
Paul Sekhri	65	Director	August 2022
Howard L. Weiner	76	Director	July 2017

Director Nominees
John A. Fry
John A. Fry has served as a director on our board since March 2016. Mr. Fry has served as president of Drexel University since 2010. From 2002 to 2010, Mr. Fry served as the president of Franklin & Marshall College and from 1995 to 2002, he served as executive vice president of the University of Pennsylvania. Mr. Fry is a member of the board of directors of Community Health Systems, a leading operator of general acute care hospitals, Macquarie Investment Management (formerly Delaware Investments), a U.S. based asset management firm, and FS Investments, an asset management firm. Mr. Fry holds a B.A. from Lafayette College and an MBA from the New York University Stern School of Business. Mr. Fry brings extensive experience in leadership and corporate governance. For these reasons, we believe he is well qualified to continue to serve on our Board of Directors.
Chandresh Harjivan
Dr. Harjivan has served as a director on our board since June 2022. Dr. Harjivan is a co-founder, president and the chief operating officer of SaponiQx, a subsidiary of Agenus, Inc. focused on novel adjuvant discovery and vaccine design, a position he has held since SaponiQx’s formation in September 2021. Prior to joining SaponiQx, Dr. Harjivan was a managing director and partner at Boston Consulting Group, where he served from August 2018 to August 2021, including acting as a senior advisor for the U.S. Department of Health & Human Services’ Operation Warp Speed. Before joining Boston Consulting Group, he was a partner at PricewaterhouseCoopers from 2001 to 2018. Dr. Harjivan is a senior fellow at the Tufts Center for the Study of Drug Development and a member of the boards of FINCA International, the Global Health Council and the Johns Hopkins Center for Humanitarian Health. Dr. Harjivan received his MBA from the Said Business School, University of Oxford, his Pharm.D. from the University of Maryland, his MPH. from Johns Hopkins University and is a licensed pharmacist. Dr. Harjivan provides significant expertise in biotechnology, public health, finance, drug development, regulatory strategy, emerging markets and metabolic diseases to the board. For these reasons, we believe he is well qualified to continue to serve on our Board of Directors.
Keith Harris
Dr. Harris has served as a member of our Board of Directors since July 2022. Dr. Harris is a London-based investment banker and financier with a 35-year career as a senior corporate finance and takeover advisor. Since 1999, Dr. Harris has been the chairman of Keith Harris & Associates, a sports and financial consulting firm. Dr. Harris previously served as chief executive officer of HSBC Investment Bank from 1994 to 1999 and was executive chairman of Seymour Pierce Holdings Limited (from 2000-2013), a subsidiary of which, Seymour Pierce Limited, was acquired in a pre-paid administration under United Kingdom law in 2013. Dr. Harris currently serves on the boards of directors of Rural Broadband Solutions plc and Semper Fortis Esports plc, and was appointed honorary professor of Durham University in October 2022. Dr, Harris received his B.A. from the University of Bradford and holds a Ph.D. in economics from the University of Surrey. Given his extensive experience in corporate finance, we believe Dr. Harris is well qualified to continue to serve on our Board of Directors.
Hersh Kozlov

Mr. Kozlov has served as a director on our board since September 2019. Mr. Kozlov is the managing partner of the Cherry Hill, NJ office of Duane Morris, an international law firm, and has been a partner there since 2009. Previously he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP from 2001 to 2009. He is also a member of the board of directors of The Bancorp, Inc. since 2014 and was the former lead independent director of the board of directors of Resource America, Inc., prior to its sale in May 2016. Mr. Kozlov was appointed by the President of the United States to be a member of the President’s Advisory Committee for Trade Policy and Negotiations, serving from 2002-2005. He holds a B.A. from Temple University and a J.D. from Case Western Reserve University School of Law. Based upon his extensive legal and business experience, we believe Mr. Kozlov is well qualified to continue to serve on our Board of Directors.
Jonathan Isaacsohn
Dr. Isaacsohn has served as chairman of our board since August 2022. Dr. Isaacsohn presently serves as chief executive officer of CinRx Pharma, a position he has held since co-founding the company in 2015. He also serves as the chief executive officer of several CinRx portfolio companies, including CinDome, CinSano, and CinFina. Prior to co-founding CinRx Pharma in 2015, Dr. Isaacsohn served as chief medical officer for Teva Pharmaceuticals from 2012 to 2015 where he was responsible for developing Teva’s specialty drugs and overseeing the new therapeutic entities (NTEs) initiative across all therapeutic areas. Before joining Teva Pharmaceuticals, he served from 1998 to 2012 as executive vice president, head of medical and regulatory affairs at Medpace, a global leader in research-based drug development and was a co-founder of the Metabolic & Atherosclerosis Research Center in Cincinnati, OH. Dr. Isaacsohn received his M.D. from the University of Cape Town and completed his residency in internal medicine and fellowship in cardiology at Harvard Medical School. He is a former member of the cardiology faculty at Yale Medical School. Given his clinical experience and expertise, we believe Dr. Isaacsohn is well qualified to continue to serve on our Board of Directors.

Richard S. Nelson

Mr. Nelson has served as a director on our board since November 2020. Mr. Nelson has served as our executive vice president, corporate development since August 2022, and served as our interim chief executive officer from March 2022 until August 2022. Mr. Nelson also has served as executive vice president, corporate and business development for Vericast from August 2015 to the present. Prior to joining Vericast, Mr. Nelson held senior corporate and business development positions with multiple public and private companies, including The Nielsen Company, IAC/InterActive Corp. and Trendum. Mr. Nelson began his career as a mergers and acquisition attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Nelson earned his B.A. of Business Administration in Finance from the Ross School of Business at the University of Michigan and a J.D. from New York University School of Law. Mr. Nelson is a member of the National Advisory Board for the University of Michigan Rogel Cancer Center and a member of the board of directors of Think Pink Rocks breast cancer charity. Given his experience in advising public and private companies on business development matters, we believe Mr. Nelson is well qualified to continue serve on our Board of Directors.
Fahed Al Marzooqi

Dr. Al Marzooqi has served as a director on our board since July 2022. Dr. Al Marzooqi is the chief operating officer of G42 Healthcare, a position he has held since 2021 and the chairman of the board of Malaffi – Abu Dhabi Health Information Exchange since October 2021. Prior to joining G42 Healthcare, from February 2018 to April 2021 he was the chief administrative officer at Cleveland Clinic Abu Dhabi where he was an integral part of multiple high-impact strategic programs for the hospital. Dr. Al Marzooqi graduated with a B.S. in Mathematics and an M.D. from Dalhousie University in Canada and completed a five-year residency program in anesthesiology at the University of British Columbia in Vancouver. Given his clinical and business experience, we believe Dr. Al Marzooqi is well qualified to continue to serve on our Board of Directors.
Paul Sekhri
Mr. Sekhri''s biography is provided below. See Executive Officers.
Howard L. Weiner
Dr. Weiner has served as a director on our board since July 2017. Dr. Weiner has been the Robert L. Kroc Professor of Neurology at the Harvard Medical School since 1997 and the co-director of the Center for Neurologic Diseases at the Brigham & Women’s Hospital since 1985, where he pioneered the use of immunotherapy for the treatment of multiple sclerosis and investigated immune abnormalities in the disease. Dr. Weiner attended Dartmouth College and received his M.D. from the University of Colorado School of Medicine. Based upon his significant medical expertise and clinical experience, we believe Dr. Weiner is well qualified to continue to serve on our Board of Directors.
Required Vote
The nine director nominees receiving the highest number of affirmative votes of our Class A common stock and Class B common stock, present or represented and voted as a single class, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.
The Board of Directors unanimously recommends that stockholders vote FOR each of the nine director nominees listed above.

EXECUTIVE OFFICERS
Our executive officers are set forth below:

Name	Age	Position(s)
Paul Sekhri	65	Chief Executive Officer
Steven Tuch	55	Chief Financial Officer
Set forth below is certain additional information concerning our executive officers, including their respective positions with us and prior business experience.

Paul Sekhri

Mr. Sekhri serves as our president and chief executive officer and is a member of our Board of Directors, positions he has held since August 2022. Before joining the Company, from January 2019 through April 2022, Mr. Sekhri was president and chief executive officer of eGenesis, Inc. and from February 2015 to January 2019, he was president and chief executive officer of Lycera Corporation. Earlier in his career Mr. Sekhri held senior leadership positions with multiple, global pharmaceutical companies including Sanofi S.A., Teva Pharmaceutical Industries, Ltd., ARIAD Pharmaceuticals, Inc., and Novartis Pharma A.G. Mr. Sekhri led the biotechnology operating group at TPG Biotech, the life sciences venture capital arm of TPG Capital, and founded and served as chief executive officer of Cerimon Pharmaceuticals. Mr. Sekhri is also a member of the board of directors of Axcella Therapeutics, eGenesis, Inc., Ipsen, S.A., Longboard Pharmaceuticals, Oryn Therapeutics, Spring Discovery and Veeva Systems Inc. Mr. Sekhri is also the chairman of the board of directors of Compugen Ltd. and chairman of board of supervisory directors of Pharming N.V. Mr. Sekhri also serves on the boards of various charitable organizations, including the The Metropolitan Opera and Carnegie Hall. Mr. Sekhri received his B.S. from University Maryland and also completed postgraduate studies in clinical anatomy and neuroscience from University of Maryland.

Steven Tuch

Mr. Tuch serves as our chief financial officer, a position he has held since December 2022. Prior to joining the Company, Mr. Tuch served, from January 2021 to October 2022, as head of corporate development for Rallybio Corporation. Before joining Rallybio, Mr. Tuch he held several leadership roles at BMO Capital Markets, including managing director, head of U.S. equity capital markets originations from May 2019 to November 2020 and head of health care equity capital markets from May 2012 to May 2019. Prior to BMO, Mr. Tuch held senior roles with Cantor Fitzgerald & Co, Deutsche Bank Securities and Thomas Weisel Partners. Mr. Tuch received his B.A. in Business Administration from the University of Michigan and his MBA from Stanford University’s Graduate School of Business.

CORPORATE GOVERNANCE MATTERS
Information about the Board
Our Board of Directors currently consists of nine directors. In accordance with our Certificate of Incorporation and our amended and restated bylaws (our "By-laws"), a majority of our Board of Directors may fix the number of directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. At any meeting of our Board of Directors, the presence in person of a majority of the total number of directors then in office will constitute a quorum for all purposes. Pursuant to the Investor Rights Agreement, MacAndrews currently has the right to designate as nominees five directors. At the Annual Meeting, MacAndrews has chosen to nominate only four nominees: Drs. Harjivan and Weiner and Messrs. Kozlov and Nelson. Dr. Isaacsohn has served as the Chairman of our Board of Directors since his appointment to the board in July 2022.
Our Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Audit Committee currently consists of directors Drs. Harris (Chair) and Weiner, and Mr. Fry. Our Compensation Committee consists of Messrs. Fry (Chair) and Kozlov. Our Nominating and Corporate Governance Committee currently consists of Mr. Kozlov (Chair) and Dr. Harjivan.
Our Board of Directors has undertaken a review of the independence of our directors and has determined that Messrsr. Fry and Kozlov and Drs. Harjivan, Harris and Weiner are independent within the meaning of the Nasdaq Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the Nasdaq Stock Market listing rules.
We are a “controlled company” as set forth in Nasdaq Stock Market listing rules because more than 50% of the voting power of our common stock is held by MacAndrews. Under the Nasdaq Stock Market listing rules, a controlled company is exempt from the Nasdaq Stock Market corporate governance requirements that a majority of the Board of Directors consist of independent directors and that directors’ nominations and executive compensation must be approved by a majority of independent directors or a nominating and corporate governance committee or compensation committee composed solely of independent directors. We will rely on some of these exemptions from the corporate governance requirements until we are no longer a controlled company, or the Board of Directors determines to no longer rely on these exemptions.
Family Relationships
There is no family relationship between any director, executive officer or person nominated to become our director or executive officer.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility of identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors. The committee also recommends to our Board of Directors for approval director nominees, consistent with our director qualification criteria and any obligations under our contractual arrangements, including the Investor Rights Agreement. Our corporate governance guidelines call for the committee to consider diversity to be an additional desirable characteristic in potential nominees. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy concerning membership of the Board of Directors, it does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.
With respect to director nominee procedures, the Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders, or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of our business or financial affairs, strategic planning, and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board of Directors. The Nominating and Corporate Governance Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to the Board of Directors those nominees whose specific qualities, experience and expertise will augment the current Board of Directors’ composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board of Directors duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in our By-laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.
The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our By-laws. To have a nominee considered by the Nominating and Corporate Governance Committee for election at the 2023 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than March 8, 2024, and no earlier than February 7, 2024. Any such recommendation must include the information as required by our By-laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating and Corporate Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating and Corporate Governance Committee. See our By-laws for additional information regarding stockholder nominees.
The Nominating and Corporate Governance Committee received no recommendation for a director nominee from any stockholder for the director election to be held at the Annual Meeting.
Information Regarding Meetings of the Board and Committees
During 2022, our Board of Directors held nine meetings and all of our directors attended at least 97% of the aggregate board and committee meetings for which they were eligible to attend. Under our corporate governance guidelines, a copy of which is available on our website at www.vtvtherapeutics.com, members of our Board of Directors are expected to attend the annual meeting of stockholders. All of the Company's directors as of the annual meeting of stockholders on June 1, 2022 attended the meeting.
Committees of our Board of Directors
Our Board of Directors has adopted written charters for each of its permanent committees, all of which are available in the Media and Investors—Corporate Governance—Documents & Charters section of our website at www.vtvtherapeutics.com. Pursuant to the Investor Rights Agreement, so long as MacAndrews beneficially owns 25% or more of our outstanding common stock, MacAndrews has the right, subject to applicable corporate governance rules of the SEC and the Nasdaq Stock Market listing rules, to designate the members of the committees of the Board of Directors. Since the last annual meeting of stockholders on June 1, 2022, the board appointed Drs. Al Marzooqi, Isaacsohn and Harris to the board and appointed Mr. Sekhri to be president and chief executive officer as well as a director. The following table provides membership information of our directors in each committee of our board.

Nominating & Corporate
	Audit	Compensation	Governance
	Committee	Committee	Committee
Chandresh Harjivan
John A. Fry
Hersh Kozlov
Keith Harris
Howard L. Weiner

= Committee Chair
= Member

Audit Committee
Our Audit Committee currently consists of Dr. Harris (Chair), Dr. Weiner and Mr. Fry. The Board of Directors has determined that Dr. Harris qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that Drs. Harris and Weiner and Mr. Fry are independent within the meaning of the Nasdaq Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the Nasdaq Stock Market listing rules. As of the date of this Annual Report, our Audit Committee is fully independent and is in compliance with the applicable SEC and Nasdaq rules and regulations.
Our Audit Committee met seven times during 2022. Our Audit Committee assists the Board of Directors in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves related party transactions as required by the applicable Nasdaq rules.
Compensation Committee
Our Compensation Committee consists of Messrs. John A. Fry (Chair) and Hersh Kozlov. Our Compensation Committee met twice during 2022. Our Compensation Committee is responsible for reviewing and recommending policies relating to the compensation and benefits of our directors and employees, including our chief executive officer and other executive officers.
The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees where appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of our Corporate Governance Guidelines and the Nasdaq Stock Market listing rules, subject to any applicable controlled company or other exemption.
In accordance with the Compensation Committee’s charter, our president and chief executive officer may not be present during voting or deliberations of the Committee regarding his or her compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mr. Kozlov (Chair) and Dr. Harjivan. Our Nominating and Corporate Governance Committee met three times during 2022. Our Nominating and Corporate Governance Committee is responsible for selecting or recommending that the Board of Directors select candidates for election to our Board of Directors, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us and overseeing Board of Director and management evaluations.

Risk Oversight
Our Board of Directors has an oversight role, as a whole and at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to its employee compensation plans and arrangements, and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
Code of Conduct and Ethics
Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose any future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.vtvtherapeutics.com. The Code of Conduct and Ethics is available on our website under Documents & Charters in the Media and Investors—Corporate Governance section of our website at www.vtvtherapeutics.com.
Communications with the Board of Directors
Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Secretary at our principal executive offices at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.
Board Diversity
The chart below provides information regarding the diversity characteristics of the members of our board, based on self-identification by the directors.

Board Diversity Matrix (As of December 31, 2022)
Total Number of Directors	9
	Female	Male	Nonbinary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	9	—
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		5
Two or more races or ethnicities	1
LGBTQ+	1
Did Not Disclose Demographic Background	2

Board Diversity Matrix (As of December 31, 2021)
Total Number of Directors	7
	Female	Male	Nonbinary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		4
Two or more races or ethnicities
LGBTQ+
Did Not Disclose Demographic Background	3

DIRECTOR COMPENSATION
The following table sets forth the total compensation paid to each of our directors for the fiscal year ended December 31, 2022. Mr. Nelson and Ms. Prasad were each named executive officers of the Company for a portion of 2022 and their compensation is set forth in the “Summary Compensation Table” and not in this Director Compensation section.

Name		Fees Earned or Paid in Cash ($)	Option Awards (1) ($)		Total ($)
John A. Fry		52,500	85,633	(2)	138,133
Hersh Kozlov		44,375	65,674	(3)	110,049
Howard L. Weiner		42,500	65,674	(4)	108,174
Keith Harris		26,005	14,997	(5)	41,002
Chandresh Harjivan		22,605	15,618	(6)	38,223
Jonathan Isaacsohn	(7)	—	—		—
Fahed Al Marzooqi		16,549	14,997	(8)	31,546
Robin E. Abrams	(9)	83,333	—		83,333
Noel J. Spiegel	(10)	26,875	—		26,875

(1)The amounts reported in the table above represent the aggregate grant date fair value of the award, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 4 of the financial statements included in our Annual Report on Form 10-K, as amended by Form 10-K, for the year ended December 31, 2022, filed with the SEC on March 6, 2023.
(2)Amount reflects an option to purchase 137,077 shares of our Class A common stock granted on July 1, 2022, with 80,128 of such options vesting on July 1, 2022 and the remainder vesting on July 1, 2023.
(3)Amount reflects an option to purchase 105,128 shares of our Class A common stock granted on July 1, 2022, with 80,128 of such options vesting on July 1, 2022 and the remainder vesting on July 1, 2023.
(4)Amount reflects an option to purchase 105,128 shares of our Class A common stock granted on July 1, 2022, with 80,128 of such options vesting on July 1, 2022 and the remainder vesting on July 1, 2023.
(5)Amount reflects an option to purchase 25,000 granted upon Dr. Harris's appointment as a member of the board.
(6)Amount reflects an initial award of 25,000 options granted upon Dr. Harjivan's election to the board.
(7)Dr. Isaacsohn has elected not to receive compensation for his service as our chairman.
(8)Amounts reflects an initial award of 25,000 options granted upon Dr. Al Marzooqi's appointment as a member of the board.
(9)Ms. Abrams decided not to stand for re-election at the 2022 Annual Meeting. Accordingly, her service as a member of our board terminated on June 1, 2022.
(10)Mr. Spiegel decided not to stand for re-election at the 2022 Annual Meeting. Accordingly, his service as a member of our board and chair of the Audit Committee of the board terminated on June 1, 2022.
In 2022, our Board of Directors twice amended the compensation program for our non-employee directors. Under the policy as amended, each member of the board shall be entitled to receive:
•Upon appointment, election and/or re-election at each annual meeting of stockholders, an award to acquire 25,000 option shares of our Class A common stock (or the equivalent value thereof in restricted stock, restricted stock units or cash). The options or other equity or equity-based compensation will generally vest on the one-year anniversary of the date of grant;
•Upon appointment as chairperson of our board, the initial grant shall consist of an award to acquire a total of 50,000 option shares to of our Class A common stock (or the equivalent value thereof in restricted stock, restricted stock units or cash). The options or other equity or equity-based compensation will generally vest on the one-year anniversary of the date of grant. Our current chairman of the board, Jonathan Isaacsohn, has elected not to receive compensation for his services.

•An annual cash retainer of $35,000 paid quarterly for each member of the board with the chairperson paid an additional annual cash retainer of $35,000 paid quarterly;
•An annual cash retainer of $20,000 for the chair of the Audit Committee, $10,000 for the chair of the Compensation Committee and $7,500 for the chair of the Nominating and Corporate Governance Committee, other than the chairperson of the board; and
•An annual cash retainer of $7,500 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,750 for members of the Nominating and Corporate Governance Committee, other than the chairperson of the board.
In the event a chairperson of the board has not been appointed, the lead independent director is entitled to receive an additional annual equity grant equal to $20,000 of Class A common stock (or the equivalent value thereof in restricted stock, restricted stock units or cash), which may be based on the Black-Scholes value or other method determined by the Compensation Committee. The option or other equity or equity-based compensation will generally vest on the one-year anniversary of the date of grant.
In addition, all directors will be reimbursed for out-of-pocket expenses incurred in connection with their services. All amounts payable, including vesting of equity grants, are subject to continued service as a member of our board.
The outstanding option awards for our non-employee directors as of December 31, 2022, are as follows:

Name	Grant Date	Market Price at Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
John A. Fry	5/12/2016	5.35	17,500	—
	5/1/2017	5.31	15,000	—
	4/30/2018	1.79	15,000	—
	4/29/2019	1.45	15,000	—
	6/11/2020	2.65	12,500	2,500
	5/3/2021	2.54	7,917	7,083
	7/1/2022	0.72	80,128	56,949
Hersh Kozlov	6/11/2020	2.65	22,344	3,906
	5/3/2021	2.54	7,917	7,083
	7/1/2022	0.72	80,128	25,000
Noel J. Spiegel	7/29/2015	—	—	—
	5/12/2016	—	—	—
	5/1/2017	—	—	—
	4/30/2018	—	—	—
	4/29/2019	—	—	—
	6/11/2020	—	—	—
	5/3/2021	—	—	—
Howard L. Weiner	4/30/2018	1.79	26,250	—
	4/29/2019	1.45	15,000	—
	6/11/2020	2.65	12,500	2,500
	5/3/2021	2.54	7,917	7,083
	7/1/2022	0.72	80,128	25,000
Keith Harris	7/13/2022	0.69	—	25,000
Chandresh Harjivan	7/1/2022	0.72	—	25,000
Fahed Al Marzooqi	7/13/2022	0.69	—	25,000

PROPOSAL TWO

NONBINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Our Board of Directors and its Compensation Committee recognize the interest our stockholders have in our executive compensation practices and are committed to reasonable compensation practices for a company of our size. We are asking our stockholders to approve, on a nonbinding advisory basis, a resolution on the compensation of our named executive officers, as disclosed in the compensation disclosures contained herein. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to express your approval or disapproval of our 2022 named executive compensation by voting for or against the following resolution:
RESOLVED, that the compensation of the named executive officers as discussed and disclosed in the executive compensation disclosures contained in this Proxy Statement is approved.
Although the vote is nonbinding, the Board of Directors and its Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and to address them in making future decisions regarding the Company’s executive compensation program.
Our named executive officer compensation is intended to allow us to recruit and retain skilled executive leadership. Compensation levels are intended to support our business strategy and align the interests of our named executive officers and our stockholders.
Vote Required
The vote on this proposal is advisory and will not be binding on the Company. Abstentions and broker non-votes will not have an effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR this proposal.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our president and chief executive officer, our most highly compensated executive officer, and a former executive officer who was an executive officer earlier in the year but was not serving as an executive officer as of December 31, 2022 (“Named Executive Officers” and "NEO") for the fiscal years ended December 31, 2022, and 2021, for services rendered in all capacities during the fiscal year presented.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)		Option Awards ($) (2)	All Other Compensation ($)		Total ($) (3)
Paul Sekhri (4)	2022	200,000	—		1,518,002	3,431	(5)	1,721,433
President and Chief Executive Officer	—	—	—		—	—		—
Steven Tuch (6)	2022	28,978	—		350,888	—		379,866
Executive Vice President and Chief Financial Officer	—	—	—		—	—		—
Richard Nelson (7)	2022	166,667	—		346,323	1,081	(8)	514,071
Executive Vice President of Corporate Development	—	—	—		—	—		—
Barry Brown (9)	2022	210,942	26,261		122,769	7,484	(10)	367,456
Chief Accounting Officer	—	—	—		—	—		—
Deepa Prasad (11)	2022	157,986	325,000	(12)	—	843,981	(13)	1,326,967
Former President and Chief Executive Officer	2021	132,709	—		3,159,756	—		3,292,465

(1)Bonus amounts represent amounts earned in in 2021 and 2022 but paid in each respective following year.
(2)The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 4 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023. For Messrs. Holcombe and Howard, the amounts for 2021 represent the accounting cost in connection with the modification of their awards to extend the exercise date to the original ten-year term.
(3)In accordance with required SEC disclosure rules, the 2022 fiscal year compensation shown in the Summary Compensation Table above includes the grant date fair values of awards of stock options made in 2022 in respect of fiscal 2021 performance.
(4)Mr. Sekhri was appointed president and chief executive officer effective August 1, 2022, and became a member of the Board of Directors effective August 9, 2022.
(5)This amount represents a life insurance premium of $3,431 paid by the Company.
(6)Mr. Tuch was appointed executive vice president and chief financial officer effective December 8, 2022.
(7)Mr. Nelson served as interim chief executive officer from March 1, 2022, until August 1, 2022, after which time he continued to serve as executive vice president of corporate development. Mr. Nelson does not receive compensation for his role as a member of the board.
(8)This amount represents a life insurance premium of $1,081 paid by the Company.
(9)Mr. Brown was named chief accounting officer and an executive officer of the Company as of March 29, 2022. As of the appointment of Mr. Tuch as chief financial officer in December 2022, Mr. Brown no longer was an executive officer of the Company. Mr. Brown's information is included above because had he been an executive officer as of December 31, 2022, he would have been the third most highly compensated individual at the Company. Before 2022, Mr. Brown was not an executive officer of the Company and, therefore, no disclosure is required for 2021.
(10)This amount represents a 401K match of $6,328 and a life insurance premium of $1,156 paid by the Company.
(11)Ms. Prasad served as president and chief executive officer and was a member of our Board of Directors from October 19, 2021, through March 29, 2022.
(12)This amount represents a bonus paid for Ms. Prasad's services to the Company per the Separation Agreement and General Release with an effective date of March 29, 2022 (the "Separation Agreement").
(13)This amount represents the a 401K match of $813, a life insurance premium of $552 paid by the Company and severance and vacation pay due under the Separation Agreement.
We have entered into employment agreements with our current president and chief executive officer and our current chief financial officer. The employment agreements set forth the annual base salary, target bonus percentage, target equity grants, terms of severance and eligibility for employee benefits.
Employment Agreement with Paul Sekhri
On July 25, 2022, Mr. Sekhri entered into an employment agreement with the Company (the “Sekhri Employment Agreement”). The Sekhri Employment Agreement provides for an at will term with a base salary of not less than $480,000, and a cash bonus of 75% of his base salary, based on achievement of performance targets. The Sekhri Employment Agreement also provides for the grant of stock options (the “Options”) to purchase 2,200,000 shares of the Class A common stock of the Company at an exercise price of $0.79 per share pursuant to an inducement award agreement (the “Inducement Award Agreement”). Subject to potential acceleration upon the achievement of certain performance metrics as set forth in the Inducement Award Agreement, 25% of the Options will vest on the first anniversary of the grant date and the remaining 75% of the Options will vest quarterly over three years thereafter. Upon certain terminations of employment, a portion of the Options will vest on a pro rata basis based on the number of days employed during the four-year term. The grant of Options was made as an inducement grant under Nasdaq Listing Rule 5635(c)(4).
The Sekhri Employment Agreement also required him to reimburse the Company for fifty percent (50%) of the base salary and bonus payment(s) paid to the assistant hired by the Company to support Mr. Sekhri during the first year of his employment. The Company and Mr. Sekhri subsequently amended the Sekhri Employment Agreement to delete Mr. Sekhri's reimbursement obligation.
Mr. Sekhri is eligible for other standard employee benefits. If his employment is terminated by us without “cause” or he resigns for “good reason,” in each case as set forth in the Sekhri Employment Agreement, then subject to the execution of a release of claims, Mr. Sekhri shall receive as severance pay (i) twelve months base salary payable in installments (less any offset); (ii) continuation COBRA coverage for twelve months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of the target cash bonus for the year of termination. If Mr. Sekhri’s employment is terminated by us without “cause” or he resigns for “good reason,” in each case within 12 months following a “change in control,” as set forth in the Sekhri Employment Agreement, then Mr. Sekhri’s severance pay in prong (i) shall increase from 12 months of base salary to 18 months of base salary.
The Sekhri Employment Agreement contains other customary terms and conditions, including a two-year post-employment noncompetition provision, a two-year post-employment nonsolicitation provision, and other nondisclosure of confidential information, intellectual property and nondisparagement provisions.
Employment Agreement with Mr. Tuch
On December 8, 2022, Mr. Tuch entered into an employment agreement with the Company (the “Tuch Employment Agreement”). The Tuch Employment Agreement provides for an at will term with a base salary of not less than $450,000, and a target annual cash bonus of 40% of his base salary, based on achievement of performance targets. The Tuch Employment Agreement also provides for the grant of stock options (the “Options Shares”) to purchase 500,000 shares of the Class A common stock of the Company at an exercise price per share equal to the fair market value of one share of Class A common stock on the grant date, pursuant to an option award agreement (the “Option Award Agreement”). Thirty-three and one third percent (33.33%) of the Option Shares will vest on the first anniversary of the grant date and the remaining 66.67%

of the Option Shares will vest quarterly over two years thereafter, subject to continued employment. The Tuch Employment Agreement also provides for the opportunity to earn an additional grant of stock options (the “Performance Equity”), equal to 0.6% of the shares of the Class A common stock of the Company that is outstanding upon the Company’s successful completion of a financing or series of financings for a cumulative total of at least $50 million over a 12-month period. 25% of the Performance Equity will vest on the first anniversary of the grant date and the remaining 75% of the Performance Equity will vest quarterly over three years thereafter. If a change in control occurs during the term of Mr. Tuch’s employment, any unvested Option Shares or Performance Equity shall vest in full.
Mr. Tuch will be eligible for other standard employee benefits. If his employment is terminated by us without “cause” or he resigns for “good reason,” in each case as defined in the Tuch Employment Agreement, then subject to the execution of a release of claims, Mr. Tuch shall receive as severance pay (i) nine months base salary payable in installments; (ii) continuation COBRA coverage for nine months with the costs of the premiums shared in the same proportion as on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of a portion of the actual cash bonus earned for the year of termination, prorated for days of service during the year of termination.
The Tuch Employment Agreement contains other customary terms and conditions, including a nine-month post-employment noncompetition provision, a one-year post-employment nonsolicitation provision, and other nondisclosure of confidential information, intellectual property and nondisparagement provisions.
Employment Agreement with our former President and Chief Executive Officer (Holcombe)
In 2019, we entered into an employment agreement with Stephen L. Holcombe, our president and chief executive officer, which provided for a term through December 31, 2020, a base salary of not less than $450,000, and a cash bonus of up to 50% of base salary, based on achievement of performance targets. Our president and chief executive officer was also eligible to receive an annual equity performance bonus in respect of each completed fiscal year in an amount determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The performance metrics and goals for the annual cash and equity awards were to be determined by our Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12-month period following a change-in-control. On December 10, 2020, we entered into a new employment agreement with Mr. Holcombe, which provided for a term through December 31, 2021, with other terms the same as the 2019 agreement described above.
Retirement Agreement Mr. Holcombe
Mr. Holcombe retired as of October 19, 2021, and ceased to serve as our chief executive officer on such date. On October 19, 2021, we entered into a retirement agreement with Mr. Holcombe (the “Retirement Agreement”), pursuant to which Mr. Holcombe was entitled to a cash severance payment at a rate of $450,000 per year payable in monthly or biweekly installments through December 31, 2022, a bonus for the year ending December 31, 2021, and continued medical coverage at the same cost as active employees for 12 months. In addition, Mr. Holcombe’s outstanding options to acquire shares of Class A common stock of the Company continue to vest and remain outstanding through the expiration of the original ten-year term. The payments under the Retirement Agreement were conditioned on a release of claims by Mr. Holcombe in favor of the Company as well as his continued compliance with his post-employment restrictive covenants. The Retirement Agreement provided that Mr. Holcombe would provide services as a consultant and strategic advisor to the chief executive officer, until December 31, 2022, and the Company would pay Mr. Holcombe at the rate of $150,000 per annum for such consulting services.
Employment Agreement with our former President and Chief Executive Officer (Prasad)
On October 19, 2021, we entered into an employment agreement with Deepa Prasad as our chief executive officer and president (the “Prasad Employment Agreement”). The Prasad Employment Agreement provided for a term through December 31, 2024, with a base salary of not less than $650,000, and a cash bonus of 100% of her base salary, based on achievement of performance targets. The Prasad Employment Agreement also provided for the grant of stock options to purchase 2,498,635 shares of the Class A common stock of the Company at an exercise price of $1.47 per share pursuant to an inducement award agreement (the “Inducement Award Agreement”). Subject to potential acceleration upon the achievement of certain performance metrics as set forth in the Inducement Award Agreement, the options were to vest on the third anniversary of the grant date. Upon certain terminations of employment, a portion of the options were to vest on a pro rata basis based on the number of days employed during the three-year term. The grant of options was made as an inducement grant under Nasdaq Listing Rule 5635(c)(4).
Ms. Prasad was eligible for other standard employee benefits. Under the agreement, if her employment were terminated by us without “cause” or she resigned for “good reason,” in each case as set forth in the Prasad Employment Agreement, then subject to the execution of a release of claims, Ms. Prasad would receive as severance pay (i) six months base salary payable in installments (less any offset); (ii) continuation COBRA coverage for six months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of the cash bonus for the year prior to the year of termination to the extent earned, but not yet paid. In addition, Ms. Prasad would be entitled to accrued benefits. The Prasad Employment Agreement contained other customary terms and conditions, including a two-year post-employment noncompetition provision, a two-year post-employment nonsolicitation provision, and other nondisclosure of confidential information, intellectual property and nondisparagement provisions.
Separation Agreement with Ms. Prasad
Pursuant to a separation agreement with Ms. Prasad dated March 4, 2022, she resigned from the board and as chief executive officer and president as of March 29, 2022. Ms. Prasad agreed to serve as a strategic advisor to the Company for six months after March 29, 2022. She received a $325,000 bonus based on her prior service, and she continues to receive her base salary through June 29, 2022. Ms. Prasad retained 624,659 of the outstanding options previously granted to her, which will vest on June 29, 2023 (subject to acceleration upon certain events) and such options will remain exercisable for the original ten-year period (and the remainder of her options were cancelled). Ms. Prasad was subject to a one-year noncompetition provision and other customary provisions, including mutual nondisparagement obligations and mutual releases.
Employment Agreement with Mr. Nelson
On March 1, 2022, Mr. Nelson entered into an employment agreement with the Company (the “Nelson Employment Agreement”). Pursuant to the Nelson Employment Agreement, Mr. Nelson served as the acting chief executive officer until March 29, 2022, and as the interim chief executive officer as of March 29, 2022. The Nelson Employment Agreement provides for a base salary of not less than $200,000, and a cash bonus of 100% of his base salary for the 2022 fiscal year, based on achievement of performance targets. The Nelson Employment Agreement also provides for the grant of stock options to purchase 500,000 shares of Class A common stock of the Company at an exercise price of $0.8060 per share. 125,000 of the options vested on March 1, 2022, and the remaining 375,000 options will vest ratably every three months over three years, subject to Mr. Nelson’s continued association with the Company.
Mr. Nelson will be eligible for other standard employee benefits. If his employment is terminated by the Company without “cause” or he resigns for “good reason,” in each case as set forth in the Nelson Employment Agreement, then subject to the execution of a release of claims, Mr. Nelson shall receive as severance pay (i) six months base salary payable in installments (less any offset) and (ii) a prorated cash bonus. Any vested options shall be exercisable through the expiration of the ten-year term. In addition, Mr. Nelson will be entitled to accrued benefits. The Nelson Employment Agreement contains other customary terms and conditions, including a one-year post-employment noncompetition provision, a one-year post-employment nonsolicitation provision, and other nondisclosure of confidential information, intellectual property and nondisparagement provisions. Mr. Nelson continues to serve as a member of our board.
Employment Agreement with our former Chief Financial Officer
In 2019, we entered into an employment agreement with Rudy C. Howard, our chief financial officer, which provided for a term through December 31, 2020, a base salary of not less than $325,000, and a cash bonus of up to 40% of base salary, based on achievement of performance targets. Our chief financial officer was also eligible to receive an annual equity performance bonus in respect of each completed fiscal year in an amount determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The performance metrics and goals for the annual cash and equity awards were to be determined by our Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12-month period following a change-in-control. On December 10, 2020, we entered into a new employee agreement with Mr. Howard, which provided for a term through December 31, 2021, with other terms the same as the 2019 agreement described above.

Separation Agreement with our former Chief Financial Officer
On December 1, 2021, Mr. Howard resigned as our chief financial officer. In connection with his resignation, the Company entered into a separation agreement with Mr. Howard (the “Howard Separation Agreement”), pursuant to which Mr. Howard was entitled to a cash severance payment at a rate of $325,000 per year payable in monthly or biweekly installments through December 31, 2022, a potential discretionary bonus for the year ending December 31, 2021, to be determined by the Compensation Committee and continued medical coverage at the same cost as active employees through December 31, 2022. In addition, Mr. Howard’s outstanding options to acquire shares of Class A common stock of the Company that were scheduled to vest in December 2021 vested in full as of December 1, 2021. All vested options will remain outstanding through the expiration of the original term and the remainder of his options will be forfeited. The payments under the Howard Separation Agreement were conditioned on a release of claims by Mr. Howard in favor of the Company as well as his continued compliance with his post-employment restrictive covenants.
Termination Provisions of the Employment Agreements with Messrs. Holcombe and Howard
Pursuant to the employment agreements with Mr. Holcombe and Mr. Howard (each, an “Executive”), the Executive would be eligible for other standard employee benefits. If the Executive’s employment was terminated by us without cause or he resigns for “good reason,” then subject to the execution of a release of claims, the Executive would receive as severance pay:

•12 months base salary payable in installments;
•Continuation COBRA coverage for 12 months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us);
•A pro-rata cash bonus for the year of termination based on actual results for the entire year, payable at the time bonuses are paid to active employees (but if such termination is on or within the 12-month period following a change-in-control, then in lieu of the pro rata cash bonus, the Executive shall receive his target cash bonus which shall not be prorated); and
•Payment of the cash bonus for the year prior to the year of termination to the extent earned but not yet paid.
In addition, the Executive would be entitled to all accrued benefits. Treatment of the Executive’s outstanding equity awards would be governed by the terms of the underlying award agreements, but if the Executive’s employment were terminated by us without cause or upon resignation by the Executive with good reason, in each case on or within 12 months following a change-in-control, then the Executive’s outstanding equity awards shall vest in full.
The employment agreements contained other customary terms and conditions, including a two-year post-employment noncompetition provision, a three-year post-employment nonsolicitation provision, and other nondisclosure of confidential information, intellectual property and nondisparagement provisions.
The foregoing description is based on the employment agreements with Mr. Holcombe and Mr. Howard and the severance and related treatment of options has been superseded by the Retirement Agreement and Howard Separation Agreement, each as described above.
Executive Chairperson Services Agreement.
The services agreement with our former Executive Chairperson Robin E. Abrams, addressed her services and compensation only in her capacity as executive chairperson of our Company. Ms. Abrams resigned as executive chairperson in April 2022. The services agreement provided for a base fee of not less than $250,000. Our executive chairperson was also eligible to receive an annual performance bonus in respect of each completed fiscal year. The type of award was determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The services agreement did not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals were to be established by the Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to continued employment on the applicable vesting date (provided that upon certain qualifying terminations, such awards were to vest in full). The services agreement contained a customary one-year post termination noncompetition and nonsolicitation and other customary terms.

Outstanding Equity Awards as of December 31, 2022
The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2022:

		Option Awards
Name and Position	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Paul Sekhri
President and Chief Executive Officer	7/26/2022	—	2,200,000	$0.79	7/26/2032
Steven Tuch
Executive Vice President, Chief Financial Officer	12/12/2022	—	500,000	$0.80	12/12/2032
Richard Nelson
Executive Vice President	3/1/2022	218,750	281,250	$0.81	3/1/2032
Barry Brown
Chief Accounting Officer	2/17/2022	—	200,000	$0.71	2/17/2032
Deepa Prasad
Former President and Chief Executive Officer	10/19/2021	—	624,659	$1.47	10/19/2031
(1)Mr. Sekhri's award was made pursuant to an inducement award agreement and vests as follows: 550,000 options vest on the first anniversary of the date of grant with the remaining option vesting quarterly over two years thereafter, subject to continued employment. One-third of Mr. Tuch's options will vest on the first anniversary of the date of grant with the remaining two-thirds vesting quarterly over two years thereafter, subject to continued employment. Mr. Nelson's options vest as follows: 125,000 options vested on March 1, 2022 with the remainder vesting ratably every three months over three years, subject to Mr. Nelson's continued association with the Company. Mr. Brown's options vest in equal amounts on each anniversary of the date of grant over three years following the data of grant, subject to continued employment. Ms. Prasad's options will vest on June 29, 2023, subject to her continued compliance with the terms of the Separation Agreement.
Pay Versus Performance
Compensation Actually Paid Tables
The following tables summarize the relationship between NEO compensation actually paid (“Compensation Actually Paid” or “CAP”) and our financial performance for our last two completed fiscal years, calculated in the manner required by Item 402(v) of Regulation S-K. The following tables and the associated narrative and graphical disclosure should be viewed together for a more complete presentation of such relationship over the periods presented.

(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(h)
Year	Summary compensation table total for Paul Sekhri (1)	Summary compensation table total for Richard Nelson(2)	Summary compensation table total for Deepa Prasad (3)	Compensation actually paid to Paul Sekhri(7)	Compensation actually paid to Richard Nelson(8)	Compensation actually paid to Deepa Prasad(8)	Average summary compensation table total for non-PEO NEOs(5)	Average compensation actually paid to non-PEO NEOs(5)(8)	Value of initial fixed $100 investment based on total share-holder return (6)	Net loss (in thousands)(7)
2022	$1,721,433	$514,071	$1,326,967	$1,465,434	$481,207	$(386,153)	$373,661	$335,208	$34	$(19,164)

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(h)
Year	Summary compensation table total for Deepa Prasad (3)	Summary compensation table total for Steve Holcombe(4)	Compensation actually paid to Deepa Prasad(9)	Compensation actually paid to Steve Holcombe(9)	Average summary compensation table total for non-PEO NEOs(5)	Average compensation actually paid to non-PEO NEOs(5)(9)	Value of initial fixed $100 investment based on total share-holder return (6)	Net loss (in thousands)(7)
2021	$3,292,465	$1,911,261	$2,210,989	$1,134,182	$881,455	$343,553	$52	$(12,987)
(1)Mr. Sekhri became CEO of vTv Therapeutics Inc. and its principal executive officer on August 1, 2022, at which point Mr. Nelson transitioned to the role of executive vice president.

(2)Mr. Nelson became CEO of vTv Therapeutics Inc. and its principal executive officer on March 29, 2022, at which point Ms. Prasad transitioned to serve as a strategic advisor to the Company until September 29, 2022.
(3)Ms. Prasad became CEO of vTv Therapeutics Inc. and its principal executive officer through October 19, 2021, at which point Mr. Holcombe transitioned to serve as a strategic advisor to the Company until December 31, 2022.
(4)Mr. Holcombe was CEO of vTv Therapeutics Inc. and it's principal executive officer until October 21, 2021 at which point Ms. Prasad was appointed CEO of vTv Therapeutics Inc. and its principal executive officer.
(5)The non-PEO NEOs reflected in columns (d) and (e) represent the following individuals for each fiscal year shown: 2022 - Mr. Tuch and Mr. Brown; 2021- Mr. Howard. Although Ms. Abrams was an executive officer in 2021, she received no compensation for her service as such in 2021.
(6)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2022 or 2021.
(7)Represents the amount of net loss reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.
(8)For fiscal year 2022, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2022, computed in accordance with Item 402(v) of Regulation S-K:

	PEO			AVERAGE NON-PEO NEOs
	Sekhri	Nelson	Prasad
Total Compensation Reported in 2022 Summary Compensation Table	$1,721,433	$514,071	$1,326,967	$373,661
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2022 Summary Compensation Table	(1,518,002)	(346,323)	—	(236,829)
Plus, Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	1,262,003	157,998	—	200,710
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	—	—	(154,410)	(1,114)
Plus, Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	—	155,461	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2022 (From Prior Year-End to Vesting Date)	—	—	—	(1,220)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2022	—	—	(1,558,710)	—
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2022 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2022)	—	—	—	—
Total Adjustments	(255,999)	(32,864)	(1,713,120)	(38,453)
Compensation Actually Paid for Fiscal Year 2022	$1,465,434	$481,207	$(386,153)	$335,208
(9)For fiscal year 2021, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2021, computed in accordance with Item 402(v) of Regulation S-K:

	PEO		AVERAGE NON-PEO NEOs
	Prasad	Holcombe
Total Compensation Reported in 2021 Summary Compensation Table	$3,292,465	$1,911,261	$881,455
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2021 Summary Compensation Table	(3,159,756)	(780,499)	(179,939)
Plus, Year-End Fair Value of Awards Granted in 2021 that are Outstanding and Unvested	2,078,280	291,995	—
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	—	(238,079)	—
Plus, Vesting Date Fair Value of Awards Granted in 2021 that Vested in 2021	—	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2021 (From Prior Year-End to Vesting Date)	—	(50,496)	(24,142)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2021	—	—	(333,821)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2021 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2021)	—	—	—
Total Adjustments	(1,081,476)	(777,079)	(537,902)
Compensation Actually Paid for Fiscal Year 2021	$2,210,989	$1,134,182	$343,553

Pay versus Performance Relationship Disclosure
The Company generally seeks to incentivize long-term performance and, therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance tab.
Compensation Actually Paid (“CAP”) versus Total Cumulative Return
As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEOs and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is directionally aligned with the Company’s total shareholder return over the two years presented in the table. This is because a significant portion of the “compensation actually paid” to the PEOs and to the non-PEO PEOs is comprised of equity awards.
The Company’s stock price has had the most profound impact on the change from the compensation reported in the “Summary Compensation Table.” Specifically, our stock price performance in 2022 and 2021 has resulted in a significant decline in the fair value of the total shareholder return (TSR), as measured at the end of the applicable fiscal years, and particularly as of the end of fiscal year 2022.

CAP vs Total Cumulative Return
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (CAP) (In Thousands)
$60
$50
$40
$30
$20
$10
$-
Total Shareholder Return (TSR) Value of Initial Fixed $100 Investment
12/31/2021
12/31/2022
CAP to Sekhri
CAP to Nelson
CAP Average non-PEO- NEOs
CAP to Prasad
CAP to Holcombe
vTv TSR

Compensation Actually Paid versus Net Loss
As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEOs and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is not directionally aligned with the Company’s net loss over the two years presented in the table due to the weight placed on equity-based compensation in our pay mix, as well as the impact the Company’s stock price has had on the ‘compensation actually paid’ amounts during the applicable fiscal years.

CAP vs Net Loss
Compensation Actually Paid (CAP) (In Thousands)
$2,500
$2,000
$1,500
$1,000
$500
$-
Net Loss (In Thousands)
$-
$(5,000)
$(10,000)
$(15,000)
$(20,000)
$(25,000)
12/31/2021
12/31/2022
CAP to Sekhri
CAP to Nelson
CAP Average non-PEO- NEOs
CAP to Prasad
CAP to Holcombe
Net Loss

PROPOSAL THREE
NONBINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NONBINDING ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

We are conducting our first nonbinding advisory vote on the frequency with which we will conduct future nonbinding advisory votes on the compensation of our named executive officers. You may vote on whether you prefer that we conduct future advisory votes every one, two or three years. The Board of Directors and the Compensation Committee will review the voting results of this proposal and will consider shareholder preference as expressed through the vote in determining the frequency of future nonbinding advisory votes on named executive officer compensation..
The Board of Directors believes that holding a nonbinding advisory vote on named executive officer compensation every three years is appropriate for a company of our size and is in the best interests of the Company.
Section 14A of the Exchange Act requires that public companies conduct a nonbinding advisory vote at least every six years regarding whether the company should conduct a nonbinding advisory vote on executive compensation every one, two or three years. Although this vote is nonbinding, the Board of Directors and the Compensation Committee will review the voting results and will consider whether to make changes if stockholders express their preference for holding say on pay votes more frequently than every three years.
Vote Required
The vote on this proposal is advisory and will not be binding on the Company. Abstentions and broker non-votes will not have an effect on the outcome of this proposal.
The Board of Directors recommends a vote of THREE YEARS on this proposal.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors, including our Audit Committee, has selected Ernst & Young LLP (“EY”), Raleigh, North Carolina, as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and recommends that our stockholders vote to ratify this appointment. If our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.
EY has audited our annual financial statements since 2000. Representatives of EY are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Summary of Fees
The Audit Committee has adopted a policy for the pre-approval of all audits and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
The following table summarizes the aggregate fees billed for professional services rendered by EY to us in 2022 and 2021. A description of these various fees and services follows the table.

Name	2022	2021
Audit Fees	$695,000	$496,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	2,000
Audit Fees
The aggregate fees billed to us by EY in 2022 and 2021 reflected as audit fees above include fees associated with the annual audit of our financial statements for the years ended December 31, 2022, and 2021 and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. Audit fees above include work performed with respect to registration statements prepared in 2022.
All Other Fees
The aggregate fees billed to us by EY in 2022 and 2021 reflected as all other fees above relate to the license of accounting research software.
Vote Required
Approval of the ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, entitled to vote as a single class, that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and accordingly will have the same effect as a vote cast against this proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with EY, our independent registered public accounting firm, and management the audited financial statements for the year ended December 31, 2022, (2) discussed with EY the matters required to be discussed by Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board, and (3) received written disclosures and a letter from EY concerning applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which has been filed with the SEC.
Our Board of Directors has determined that Drs. Harris and Weiner and Mr. Fry are independent within the meaning of the Nasdaq Stock Market listing rules and meet the additional requirements for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). As a result, our Audit Committee is composed entirely of directors who are independent within the meaning of the Nasdaq Stock Market listing rules and meet the Audit Committee Independence Requirements. The Board of Directors has determined that Dr. Harris qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available under Documents & Charters in the Investors — Corporate Governance section of our website at www.vtvtherapeutics.com.
EY is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not our employees and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management and EY. In giving the Audit Committee’s recommendation to the board, it has relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of EY included in its report on our financial statements.
EY has served as our auditor since 2000.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Keith Harris, Ph.D.
John A. Fry
Howard L. Weiner, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock as of April 10, 2023, unless otherwise noted below for the following:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Class A common stock;
•each of our named executive officers;
•each of our directors and director nominees; and
•all of our executive officers, directors and director nominees as a group.
The number of shares of Class A common stock outstanding and the percentage of beneficial ownership are based on the number of shares of Class B common stock and nonvoting common units of vTv Therapeutics LLC (“vTv Units”) outstanding and after giving effect to the exchange of all outstanding shares of Class B common stock (together with the corresponding vTv Units) into shares of Class A common stock. Pursuant to the Exchange Agreement, vTv Units may, subject to the terms of the Exchange Agreement and the vTv Therapeutics LLC Amended and Restated Limited Liability Company Agreement, be exchanged at any time (along with a corresponding number of shares of our Class B common stock) with vTv Therapeutics LLC for shares of our Class A common stock on a one-for-one basis, or for cash, at our option (as the managing member of vTv Therapeutics LLC). See “Certain Relationships and Related Party Transactions—Exchange Agreement.”
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Common stock subject to options exercisable on or within 60 days after April 10, 2023, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o vTv Therapeutics Inc., 3980 Premier Drive, Suite 310, High Point, North Carolina 27265.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Paul Sekhri	—	*
Steven Tuch	—	*
Keith Harris	—	*
Fahed Al Marzooqi	—	*
Jonathan Isaacsohn	—
John A. Fry (1)	226,961	0.2%
Chandresh Harjivan	—	*
Hersh Kozlov (2)	139,008	0.1%
Richard S. Nelson (3)	310,000	0.3%
Howard L. Weiner (4)	144,711	0.1%
All directors, director nominees and executive officers as a group (8 individuals)	820,680	0.8%
5% or Greater Stockholders:
MacAndrews & Forbes (5)	61,427,396	57.7%
G42 Investments AI Holding RSC Ltd (6)	10,386,274	9.9%
Medpace Investors, LLC (7)	5,397,529	5.2%

*    Less than 0.1%.

(1)Includes 61,000 shares of Class A common stock held directly by Mr. Fry and options to purchase up to 165,961 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of April 10, 2023.
(2)Includes 25,000 shares of Class A common stock held directly by Mr. Kozlov and options to purchase up to 114,008 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of April 10, 2023.
(3)Includes 50,000 shares of Class A common stock held directly by Mr. Nelson and 10,000 shares of Class A common stock held of record by Mr. Nelson’s spouse as custodian for a minor child under the Uniform Transfer to Minors Act. Mr. Nelson disclaims beneficial ownership of these shares. Also includes options to purchase up to 250,000 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of April 10, 2023.
(4)Includes options to purchase up to 144,711 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of April 10, 2023.
(5)Based solely on the Schedule 13D/A (Amendment No. 44) filed by The ROP Revocable Trust dated 1/9/2018, a New York trust (the “ROP Revocable Trust”), MacAndrews & Forbes Incorporated, a Delaware corporation (“MacAndrews & Forbes”), MacAndrews & Forbes LLC, a Delaware limited liability company (“M&F LLC”), MacAndrews & Forbes Group LLC, a Delaware limited liability company (“M&F Group”), MFV Holdings One LLC, a Delaware limited liability company (“MFV”), M&F TTP Holdings LLC, a Delaware limited liability company (“M&F TTP”), M&F TTP Holdings Two LLC, a Delaware limited liability company (“M&F TTP Two”), and RLX Holdings One LLC (“RLX Holdings One”), with the SEC on June 1, 2022. Consists of: (a) 36,519,212 shares of our Class A common stock held beneficially by MacAndrews & Forbes Group LLC (“M&F Group”), (b) 23,084,267 shares of our Class B common stock that are held directly by M&F Group, (c) 1,823,917 shares of Class A common stock issuable to M&F Group upon exercise of Common Stock Purchase Warrants held by M&F Group. The number of shares reported above includes 49,713 shares of Class B common stock and corresponding vTv Units that may be deemed to be directly beneficially owned by the Ronald O. Perelman 2013 Trust. Ronald O. Perelman, the sole trustee and sole beneficiary of the ROP Revocable Trust and the director, chairman and chief executive officer of MacAndrews & Forbes, may be deemed to beneficially own all the shares of Class A common stock and Class B common stock beneficially owned by the ROP Revocable Trust, MacAndrews & Forbes, M&F LLC, M&F Group, MFV, M&F TTP, M&F TTP Two and RLX Holdings One. Mr. Perelman disclaims any beneficial ownership of the shares of Class A common stock and Class B common stock, except to the extent of his pecuniary interest therein. The business address of all of the entities described in this footnote is 31 East 62nd Street New York, NY 10065.
(6)Based solely on the Schedule 13D filed by G42 Investment A1 Holdings RSC Ltd. (G42 Investments) and HH Sheikh Tahnoon Bin Zayed A. Al-Nahyan with the SEC on June 10, 2022. As reported, G42 Investments is a wholly-owned subsidiary of Group42 Holding, Ltd., which is majority owned by RGH1 Investment SPV RSC Ltd. (Royal Group). HH Sheikh Tahnoon Bin Zayed A. Al-Nahyan, as the beneficial owner of the Royal Group, exercises sole dispositive and voting control of the common stock and is the ultimate beneficial owner of the common stock reported herein. G42 Investments has an address of Office 801, Floor 8, Al Khaten Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. The business address of H Sheikh Tahnoon Bin Zayed A. Al-Nahyan is Office 2458, Floor 24, Al Sila Tower, ADGM, Al Maryah, AbuDhabi, United Arab Emirates.
(7)Based solely on the Schedule 13G filed by Medpace Investors LLC (MPI) and August J. Troendle with the SEC on August 23, 2022. As reported, MPI holds 1,242,980 shares of Class A common stock and CinPax LLC holds 4,154,549 shares of Class A common stock. MPI owns approximately 70% of the outstanding common equity of CinPax and, as such, MPI is deemed to have beneficial ownership of the common stock held by CinPax. August J. Troendle owns a majority of the interests in MPI and may be deemed to have shared voting and investment powers over the shares held and beneficially owned by MPI. Mr. Troendle disclaims beneficial ownership of the shares held or beneficially owned by MPI except to the extent of any pecuniary interest therein. MPI and Mr. Troendle have a business address of 5375 Medpace Way, Cincinnati, OH 45227.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain of our officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.
Based solely on a review of Forms 3 and 4 and amendments thereto furnished to us during 2022, filed by our officers, directors, and any person whom we understand to own more than 10% of our common stock, all Section 16(a) filings were timely filed to our knowledge, with the exception of the Form 3 for Mr. Brown, which was due upon his appointment as an executive officer in March 2022, and was filed on March 6, 2023, and the Forms 3 and 4 for Dr. Harris, which were due upon his appointment to our board and initial option award on July 11, 2022 and July 13, 2022, respectively, and filed out of time on August 17, 2022.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Compensation arrangements for our named executive officers and directors are described in the sections entitled “Executive Compensation-Employment and Services Agreements” and “Director Compensation”.
Policies and Procedures for Related Party Transactions
We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with our Related Person Transaction Policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.
Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department or our chief financial officer prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under our Related Person Transaction Policy, only our Audit Committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our Related Person Transaction Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.
Exchange Agreement
In connection with our 2015 initial public offering, we, vTv Therapeutics LLC and vTv Therapeutics Holdings LLC (“Holdings”), and other existing and future holders of the vTv Units (and corresponding shares of Class B common stock) entered into an exchange agreement (the “Exchange Agreement”) under which, from time to time, the holders (or certain transferees thereof) have the right to exchange their vTv Units (along with a corresponding number of our Class B common stock) for (i) shares of our Class A common stock on a one-for-one basis or (ii) cash (based on the market price of the shares of Class A common stock), at our option, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require an exchange for cash rather than shares of Class A common stock will ultimately be determined by our Board of Directors.
On October 5, 2015, Holdings was dissolved and made a liquidating distribution of shares of Class B common stock and the corresponding vTv Units to its members. As a result of the dissolution, M&F TTP Holdings LLC became the successor to Holdings under the Exchange Agreement, Investor Rights Agreement and the Tax Receivable Agreement pursuant to the terms of each respective agreement, and various other holders of Class B common stock became parties to the Exchange Agreement. On December 28, 2015, M&F TTP Holdings LLC contributed its shares of Class B common stock and the corresponding vTv Units to its subsidiary, M&F, which became the successor to M&F TTP Holdings LLC under the Exchange Agreement, Investor Rights Agreement and Tax Receivable Agreement pursuant to the terms of each respective agreement.
Tax Receivable Agreement
As further described above, our Class B common stock, together with the corresponding number of vTv Units, may be exchanged for shares of our Class A common stock, or for cash, at our option. These future exchanges of Class B common stock, together with the corresponding number of vTv Units, may result in increases in the tax basis of the assets of vTv Therapeutics LLC that otherwise would not have been available. Such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future and may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the increased tax basis is allocated to those assets. The IRS may challenge all or part of these tax basis increases, and a court could sustain such a challenge.
In connection with our 2015 initial public offering, we entered into a Tax Receivable Agreement with M&F, as successor in interest to Holdings, and M&F TTP Holdings LLC that provides for the payment by us to M&F (or certain of its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or, in some circumstances, we are deemed to realize) as a result of (a) the exchange of Class B common stock, together with the corresponding number of vTv Units, for shares of our Class A common stock (or for cash), (b) tax benefits related to imputed interest deemed to be paid by us as a result of the Tax Receivable Agreement and (c) certain tax benefits attributable to payments under the Tax Receivable Agreement. Although the actual increase in tax basis and the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the nature of the assets, the extent to which such exchanges are taxable, the tax rates then applicable, and the amount and timing of our income, we expect that the payments that we make to M&F could be substantial.
M&F generally will not reimburse us for any payments that previously have been made under the Tax Receivable Agreement even if the IRS subsequently disallows the tax basis increase or any other relevant tax item. Instead, any excess cash payments made by us to M&F will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to M&F for a number of years following the initial time of such payment. As a result, in certain circumstances we could make payments to M&F under the Tax Receivable Agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income and the nature of our assets.
To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. In addition, the Tax Receivable Agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor’s) obligations with respect to exchanged or acquired Class B common stock, together with the corresponding number of vTv Units (whether exchanged or acquired before or after such change of control or early termination) would be required to be paid significantly in advance of the actual realization, if any, of any future tax benefits and would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement, and, in the case of certain early termination elections, that any Class B common stock, together with the corresponding number of vTv Units, that have not been exchanged will be deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible that the actual cash tax savings realized by us will be significantly less than the corresponding Tax Receivable Agreement payments.
We are a holding company, and we have no material assets other than our ownership of vTv Units, and we have no independent means of generating revenue or cash flow. We intend, as its managing member, to cause vTv Therapeutics LLC to make distributions in an amount sufficient to allow us to pay our operating expenses, including any payments due under the Tax Receivable Agreement. However, vTv Therapeutics LLC’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which vTv Therapeutics LLC is then a party, including potential debt agreements, or any applicable law, or that would have the effect of rendering vTv Therapeutics LLC insolvent. If vTv Therapeutics LLC does not distribute sufficient funds for us to pay our operating expenses, including any payments due under the Tax Receivable Agreement, we may have to borrow funds, which could materially adversely affect our liquidity and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
Our organizational structure, including the fact that M&F owns more than 50% of the voting power of our voting stock and owns part of its economic interest in our business through vTv Therapeutics LLC, confers certain benefits upon M&F that will not benefit the holders of our Class A common stock to the same extent as it will benefit M&F. Although we will retain 15% of the amount of the tax benefits described above, it is possible that the interests of M&F may in some circumstances conflict with our interests and the interests of our other stockholders. For example, M&F may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration M&F’s tax or other considerations, which may differ from the considerations of us or our other stockholders. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to the rights and obligations of M&F under the Tax Receivable Agreement.
Investor Rights Agreement
In connection with our 2015 initial public offering, we entered into an Investor Rights Agreement with M&F, as successor in interest to Holdings. The Investor Rights Agreement provides M&F with certain demand, shelf and piggyback registration rights with respect to its shares of our common stock and provides M&F with certain governance rights, depending on the size of its holdings of our common stock.
Under the registration rights provisions of the Investor Rights Agreement:
•M&F and its affiliates have the right to cause us to conduct an unlimited number of demand registrations, subject to certain customary restrictions;
•once we are eligible to do so, M&F and its affiliates have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and
•M&F and its affiliates have the right to participate in certain registered offerings by us.
The registration rights provisions also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by M&F and its affiliates, subject to certain restrictions. No predetermined penalties or liquidated damages will be payable by us if we fail to comply with the registration rights provisions of the Investor Rights Agreement.
The Investor Rights Agreement also provides that M&F, subject to applicable corporate governance rules of the SEC and the Nasdaq Stock Market listing rules (which may require M&F to designate independent directors), has the right to designate: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if it beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors if it beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if it beneficially owns more than 10% but 25% or less of our outstanding common stock. M&F loses the right to designate directors once it owns 10% or less of our outstanding common stock. So long as M&F beneficially owns 25% or more of our outstanding common stock, it will have the right, subject to applicable corporate governance rules of the SEC and the Nasdaq Stock Market listing rules, to designate the members of the committees of our Board of Directors. The Investor Rights Agreement will terminate when MacAndrews (which indirectly controls approximately 66.2% of our outstanding common stock as of the record date) and its permitted transferees hold less than 2.5% of our outstanding common stock. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to M&F rights and obligations under the Investor Rights Agreement.
Indemnification Agreements
We have entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.
These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.
G42 Transaction
On May 31, 2022, the Company and G42 Investments AI Holding RSC Ltd, a private limited company (“G42 Investments”), entered into a Common Stock Purchase Agreement (the “G42 Purchase Agreement”), pursuant to which the Company sold to G42 Investments 10,386,274 shares of the Company’s Class A common stock at a price per share of approximately $2.41, for an aggregate purchase price of $25.0 million, which was paid (i) $12.5 million in cash at the closing and (ii) $12.5 million in the form of a promissory note of G42 Investments to be paid on May 31, 2023 (the "G42 Promissory Note"). As part of the G42 Purchase Agreement, G42 Investments nominated a director as appointee and the Company’s Board of Directors approved appointing the new director to the Company’s board.
G42 Investments has agreed to certain transfer restrictions (including restrictions on short sales or similar transactions) and restrictions on further acquisitions of shares, in each case subject to specified exceptions. Following the expiration of a lock up period, from the period May 31, 2022 until December 31, 2024 (or if earlier, the date of receipt of FDA approval in the United States for TTP399 (the “FDA Approval”) of TTP399), the Company has granted to G42 Investments certain shelf and piggyback registration rights with respect to those shares of Class A common stock issued to G42 Investments pursuant to the G42 Purchase Agreement, including the ability to conduct an underwritten offering to resell such shares under certain circumstances. The registration rights include customary cooperation, cut-back, expense reimbursement, and indemnification provisions.
Contemporaneously with the G42 Purchase Agreement, effective on May 31, 2022, the Company entered into a collaboration and license agreement (the “Cogna Agreement”) with Cogna Technology Solutions LLC, an affiliate of G42 Investments (“Cogna”), which requires Cogna to work with the Company in performing clinical trials for the Company’s TTP399 compound (the “Licensed Product”) as well as jointly creating a global development plan to develop, market, and commercialize TTP399 in certain countries in the Middle East, Africa, and Central Asia (the “Partner Territory”). Under the terms of the Cogna Agreement, Cogna will obtain a license under certain intellectual property controlled by the Company to enable it to fulfill its obligations and exercise its rights under the Cogna Agreement, including to develop and commercialize the Licensed Product in the Partner Territory, but will not have access to the various intellectual property related to the license and TTP399. Specifically, the Company will share various protocols with Cogna related to conducting the clinical trials and will provide the patient dosages and placebo of TTP399 needed to conduct the trials.
Under the Cogna Agreement, Cogna has the right to develop and commercialize the Licensed Product in the Partner Territory at its own cost once restrictions on the use of the IP have been lifted by the Company. The Cogna Agreement determined which specific countries in the Partner Territory that Cogna may pursue development and commercialization and provides the Company with the ability to determine when Cogna can benefit from this IP through the powers granted to the Company to approve the global development plan. Further, the Company may supply at cost, or Cogna may manufacture, TTP399 for commercial sale under terms to be agreed upon by the parties at a later date.

Separately, the Company will conduct its clinical trials for TTP399 outside of the Partner Territory, at its own cost. The results of each party’s clinical trials will be combined by the Company to seek FDA approval in the United States for TTP399. On December 21, 2022, G42 Healthcare Technology Solutions LLC (formerly known as Cogna Technology Solutions LLC) novated its rights and obligations under the Cogna Agreement to G42 Healthcare Research Technology Projects LLC ("G42 Healthcare"), an affiliate of G42 Investments. As a result of the novation, all references to Cogna herein shall be deemed to refer to G42 Healthcare.
The G42 Purchase Agreement also provides for, following the receipt of FDA approval of the Licensed Product, at the option of G42 Investments, either (a) the issuance of the Company’s Class A common stock (the “Milestone Shares”) having an aggregate value equal to $30.0 million or (b) the payment by the Company of $30.0 million in cash (the “Milestone Cash Payment”). The issuance of the Milestone Shares or the payment of the Milestone Cash Payment, as applicable, are conditioned upon receipt of the FDA Approval and subject to certain limitations and conditions set forth in the G42 Purchase Agreement. There can be no assurance that the FDA Approval will be granted or as to the timing thereof.
Once commercialization takes place in the Partner Territory, the Company will receive royalties in the single digits from Cogna on the net sales of the Licensed Product for a period of at least ten years after the first commercial sale of the Licensed Product in the Partner Territory.
On February 28, 2023, the Company and G42 Investments amended the G42 Purchase Agreement and modified the G42 Promissory Note to accelerate the payment due under the note. Pursuant to the amendment, on February 28, 2023, the Company received $12.0 million, which reflected the original amount due under the G42 Promissory Note less a 3.75% discount, in full satisfaction of the note.
CinPax and CinRx Transaction
On July 22, 2022, the Company entered into the CinRx Purchase Agreement with CinPax, LLC (“CinPax”), a subsidiary of CinRx Pharma, LLC (“CinRx”), pursuant to which the Company agreed to sell to CinPax 4,154,549 shares of the Company’s Class A common stock at a price per share of approximately $2.41, for an aggregate purchase price of $10.0 million, which was paid (i) $6.0 million in cash at the closing of the transaction and (ii) $4.0 million in the form of a non-interest-bearing promissory note with CinPax and was paid to the Company on November 22, 2022. The CinRx Purchase Agreement provides CinPax the right to nominate a director to be approved on vTv’s Board of Directors and a board observer, which was subsequently approved by the Company’s board.
The CinRx Purchase Agreement also provides CinRx warrants to purchase up to 1,200,000 shares of Class A common stock at an initial exercise of price of approximately $0.72 per share (the “CinRx Warrants”). The CinRx Warrants will become exercisable by CinRx only if (i) the Company receives FDA approval to market and distribute the pharmaceutical product containing the Company’s proprietary candidate, TTP399, or (ii) the Company is acquired by a third party, sells all or substantially all of its assets related to TTP399 to a third party or grants a third party an exclusive license to develop, commercialize and manufacture TTP399 in the United States. If neither of these events happen within five years of the date of the issuance of the CinRx Warrants, the CinRx Warrants will expire and not be exercisable by CinRx. The exercise price of the CinRx Warrants and the number of shares issuable upon exercise of the CinRx Warrants are subject to adjustments in accordance with the terms of the CinRx Warrants.
Additionally, in conjunction with the CinRx Purchase Agreement the Company and CinRx entered into a Master Service Agreement whereby CinRx provides the Company with consulting, preclinical and clinical trial services, as enumerated in project proposals negotiated between the Company and CinRx from time to time.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our By-laws. We have not received any stockholder proposals for consideration at our 2023 Annual Meeting of Stockholders.
Under Rule 14a-8 promulgated by the SEC under the Exchange Act (“Rule 14a-8”), for a stockholder proposal to be included in our proxy solicitation materials for the 2024 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 by December 27, 2023, at 5:00 p.m. Eastern time. The stockholder proposals must otherwise comply with the requirements of Rule 14a-8. Any stockholder who desires to bring a proposal at our 2022 Annual Meeting of Stockholders without including such proposal in our proxy statement or to nominate a directors, including pursuant to the SEC's universal proxy rule, Exchange Act Rule 14a-19, must deliver written notice thereof to our Secretary no earlier than February 7, 2024, and no later than March 8, 2024, provided that if the date of our 2024 Annual Meeting of Stockholders is more than 30 days before or 60 days after the first anniversary of the Annual Meeting, then such proposal or nomination must be delivered to our Secretary no earlier than 120 days before the date of the 2024 Annual Meeting of Stockholders and no later than the later of 90 days before such date and the tenth day after the day on which the notice of such annual meeting was made or publicly disclosed. Proposals and nominations submitted by stockholders must satisfy all applicable requirements in our By-laws and SEC rules.
If a stockholder proposal is not properly submitted for inclusion in the 2024 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our By-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2024 proxy statement about the nature of the matter and how management intends to vote on such matter.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Proxy Statement either now or in the future, please contact our Secretary either by calling 336-841-0300 or by mailing a request to Attn: Secretary, 3980 Premier Drive, Suite 310, High Point, North Carolina 27265. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple copies of proxy statements may request to receive a single copy of proxy statements in the future in the same manner as described above.

OTHER MATTERS
Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
THE BOARD OF DIRECTORS
Dated: April 26, 2023

HOW TO ATTEND THE ANNUAL MEETING

Online access to the Annual Meeting will begin 15 minutes prior to the meeting start time of 9:00 a.m. Eastern time on June 6, 2023. To be admitted to the Annual Meeting's live webcast, you must have previously registered at www.proxydocs.com/vtvt.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/VTVT** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-240-5352** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must register to attend the meeting online and/or participate at www.proxydocs.com/VTVT

vTv Therapeutics Inc.

Annual Meeting of Stockholders

For Stockholders as of April 10, 2023

TIME: Tuesday, June 6, 2023 9:00 AM, Eastern Time

PLACE: Annual Meeting to be held live via the Internet- please visit www.proxydocs.com/VTVT for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul Sekhri and Steven Tuch, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of vTv Therapeutics Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

vTv Therapeutics Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4
FOR PROPOSAL 3, THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD **EVERY 3 YEARS.**

PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1. To elect nine director nominees to serve until our next annual meeting or until their successors have been elected and qualified;					
	FOR	WITHHOLD			
1.01 John A. Fry	☐	☐			FOR
1.02 Chandresh Harjivan	☐	☐			FOR
1.03 Keith Harris	☐	☐			FOR
1.04 Jonathan Isaacsohn	☐	☐			FOR
1.05 Hersh Kozlov	☐	☐			FOR
1.06 Fahed Al Marzooqi	☐	☐			FOR
1.07 Richard S. Nelson	☐	☐			FOR
1.08 Paul Sekhri	☐	☐			FOR
1.09 Howard L. Weiner	☐	☐			FOR
	FOR	AGAINST	ABSTAIN		
2. To vote, on a non-binding advisory basis, on the compensation paid to our named executive officers	☐	☐	☐		FOR
	1YR	2YR	3YR	ABSTAIN	
3. To vote, on a non-binding advisory basis, on the frequency of future non-binding advisory votes on named executive officer compensation.	☐	☐	☐	☐	3 YEARS
	FOR	AGAINST	ABSTAIN		
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐		FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/VTVT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________ Signature (if held jointly) ____________ Date ____________